UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange
Act of 1934

Date of Report (Date of Earliest Event Reported):
September 27, 2011

MEASUREMENT SPECIALTIES, INC.
(Exact name of registrant as specified in its charter)

New Jersey	1-11906	22-2378738
(State or other	(Commission	(IRS Employer
jurisdiction of	File Number)	Identification No.)
incorporation)

1000 Lucas Way, Hampton, VA 23666
(Address of principal executive offices) (Zip Code)

(757) 766-1500
Registrant's telephone number, including area code

Not applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b)under the Exchange Act (17 CFR 240.14d- 2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c)under the Exchange Act (17 CFR 240.13e- 4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On September 30, 2011, Measurement Specialties, Inc. (the “Company”), pursuant to a stock purchase agreement, completed the acquisition of Transducer Controls Corporation, also known as Celesco, a Chatsworth, California based manufacturer of long-stroke position sensors, for $35 million in cash, subject to certain adjustments described in the stock purchase agreement.  The stock purchase agreement contains customary representations, warranties and indemnification rights and obligations of the parties.  The description of the purchase agreement set forth above is qualified in its entirety by the full text of that agreement, a copy of which is filed herewith as Exibit 99.2 and is incorporated by reference.

On September 27, 2011, MEAS France, a subsidiary of Measurement Specialties, Inc. (the “Company”), entered into a contract with SNC Adour Development Industries and Commerce for the construction of a new facility in Toulouse, France.  The cost of the facility is expected to approximate €5.87 million or approximately $8.0 million, excluding value added taxes (VAT).  The construction is expected to be completed during the second half of calendar 2012.  MEAS Europe will also acquire certain land as part of the new facility with a value of €850,000 or approximately $1.2 million, excluding VAT.  The construction of the building and ultimate acquisition of the land for the new facility are dependent on obtaining customary permits and approvals from local authorities.

Item 2.01 Completion of Acquisition or Disposition of Assets.

The information required by this Item is included in Item 1.01 and incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits.

The following exhibit is filed as part of this report:

99.1	Press release issued by Measurement Specialties, Inc., dated September 30, 2011.
99.2	Stock Purchase Agreement for the acquisition of Transducer Controls Corporation by Measurement Specialties, Inc.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Measurement Specialties, Inc.
(Registrant)

/s/ Mark Thomson
Mark Thomson
Chief Financial Officer

Date:  October 3, 2011